EXHIBIT 3.6
                             AMENDMENT TO THE BYLAWS
                                       OF
                              I.T. TECHNOLOGY, INC.
                            (A DELAWARE CORPORATION)



The By Laws of I.T. Technology, Inc. are hereby amended, effective June 25, 2002 as follows:

          (a)  to delete in its entirety Section 3.18 thereof; and

          (b) to amend Section 8.3 thereof to delete the remainder of the first sentence thereof after the word "adopted" on the third line and the insert in lieu thereof the following:

               "..... by the vote or written consent of the holders of no less than seventy-five percent (75%) of the total voting power of all outstanding shares of voting stock of the Corporation eligible to vote thereon."


Dated: June 25, 2002




 /s/ Jonathan Herzog
--------------------------
Jonathan Herzog, Secretary